Exhibit 10.4

RETIREMENT AGREEMENT

AND AMENDMENT TO STOCK OPTION AGREEMENTS

This Retirement Agreement and Amendment to Stock Option Agreements (the “Agreement”) is entered into as of November 14, 2016, by and between Michael Mogul (“Executive”) and DJO Global, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain DJO Global, Inc. Nonstatutory Stock Option Agreement dated as of June 13, 2011, as amended and restated by the Amended and Restated Nonstatutory Stock Option Agreement (Options granted before 2012) dated as of September 16, 2015, (collectively, the “2011 Option Agreement”) pursuant to which Executive was granted options to purchase 800,000 shares of the Company’s common stock for a purchase price of $16.46 per share, of which 266,667 shares (collectively, the “2011 Time-Based Options”) are vested, and 453,334 shares (total shares reduced by the amendment) (collectively, the “2011 Performance-Based Options”) are unvested;

WHEREAS, Executive and the Company are parties to that certain DJO Global, Inc. Nonstatutory Stock Option Agreement (2015 Version) dated as of July 16, 2015 (the “2015 Option Agreement”) pursuant to which Executive was granted options to purchase 265,000 shares of the Company’s common stock for $16.46 per share, all of which are unvested (collectively, the “2015 Performance-Based Options”);

WHEREAS, Executive holds 218,712 shares of the Company’s common stock (the “Common Shares”), governed by that certain Management Stockholders Agreement, dated as of November 3, 2006 and subsequently amended on November 20, 2007, by and among DJO Global, Inc. (f/k/a DJO Incorporated, ReAble Therapeutics Inc., and Encore Medical Corporation), certain Blackstone affiliates, and the management stockholders party thereto (collectively, the “Management Stockholders Agreement”);

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of May 31, 2011 and amended by the Amendment to Employment Agreement dated as of April 9, 2012 (collectively, the “Employment Agreement”);

WHEREAS, the parties have agreed that Executive’s employment with the Company will terminate on December 31, 2016, or such earlier date as determined by the Company (such date, the “Termination Date”); and

WHEREAS, the parties desire to set forth herein their agreement that certain stock options held by Executive will continue to be outstanding notwithstanding the termination of his employment, as well as the other terms and conditions related to Executive’s termination of employment;

NOW, THEREFORE, in consideration of the premises stated above and other good and valuable consideration, the parties do hereby agree as follows:

1. Resignation of Positions with the Company. Executive hereby resigns as President and Chief Executive Officer of the Company, from the board of directors of the Company (the “Board”) (and any committees thereof) and any other board or position held by Executive on behalf of the Company or any of its affiliates, effective as of November 14, 2016. Following such date, the Executive shall remain an employee of the Company until the Termination Date (the “Transition Period”). The foregoing resignation shall be treated as governed by Section 7(c)(iii) of the Employment Agreement.

2. Transition Period. During the Transition Period, Executive shall serve in an advisory role and shall perform such tasks and functions as reasonably requested by the Board. The Board, in its sole discretion, may reasonably request that Executive come into the Company’s office or Executive refrain from entering the Company’s offices. During the Transition Period, Executive shall continue to receive compensation and benefits as provided under Sections 3, 4(a) and 5 the Employment Agreement. Executive acknowledges and agrees that nothing in this Agreement will give rise to a claim for additional compensation or benefits, other than as set forth herein, under the Employment Agreement.

3. Cash Severance and Other Cash Payments. Pursuant to Section 7(c)(iii) of the Employment Agreement and, subject to Section 7 below and Executive’s continued compliance with the Restrictive Covenants (as defined below), the Company shall pay to Executive:

(a) $2,550,000, payable in substantially equal installments over the 18 month period following the Termination Date in accordance with the Company’s payroll dates;

(b) The pro rata portion of the actual Annual Bonus earned for 2016, if any, paid when such bonuses are generally paid to the Company’s senior executives; provided, that, to the extent the Board elects to make adjustments or additional payouts to the 2016 annual bonuses for other members of the corporate leadership team Executive’s Annual Bonus (on a percentage basis) shall be increased by the average percentage increase for the other members of the corporate leadership team;

(c) Any earned but unpaid prior quarter bonuses and benefits under other Company benefit plans, paid when such bonuses are generally paid to the Company’s senior executives; provided, that, to the extent the Board elects to make adjustments or additional payouts to the quarterly bonus for the fourth quarter of 2016 for other members of the corporate leadership team, then Executive’s quarterly bonus opportunity for the fourth quarter (on a percentage basis) shall be increased by the average percentage increase for the other members of the corporate leadership team;

(d) Any unused vacation accrued through the Termination Date, payable within 15 days of the Termination Date; and

(e) Any reasonable unreimbursed business expenses incurred prior to the Termination Date submitted for reimbursement within 90 days following the Termination Date and otherwise in compliance with the Company’s reimbursement policies.

4. Welfare Benefit Continuation. Pursuant to Section 7(c)(iii)(D) of the Employment Agreement and subject to Section 7 below, the Company shall continue to provide coverage on the same terms applicable to Executive immediately prior to the Termination Date under the Company’s group health, life and disability plans until the earlier of (i) 18 months from the Termination Date and (ii) the date Executive receives comparable coverage (determined, to the extent practicable on a coverage-by-coverage and benefit-by-benefit basis) under health, life and disability plans of another employer.

5. Characterization of Termination under Stock Option Agreements. The parties agree that the termination of Executive’s employment with the Company on the Termination Date and in accordance with this Agreement shall be treated as a termination subject to the provisions of Section 7(a)(ii) of the Management Stockholders Agreement and Section 7(b) of each of the 2011 Option Agreement and 2015 Option Agreement, in each case as modified below in this Agreement.

6. Equity Agreements. The parties agree that the following agreements shall be modified as provided below effective on the Termination Date, subject to Section 7 below and Executive’s continued compliance with the Restrictive Covenants:

(a) Time-Based Options. Section 7(b) of the 2011 Option Agreement is hereby modified to provide that the 2011 Time-Based Options shall remain outstanding and exercisable until June 13, 2021 (the date that is 10 years after the effective date) of the 2011 Option Agreement and shall not be considered forfeited on the date that is 90 days after the Termination Date. For the avoidance of doubt, the Time-Based Options shall remain outstanding and exercisable by Executive’s beneficiaries until June 13, 2021 in the event of Executive’s death prior to such date. To the extent such Time-Based Options are not exercised prior to such date, the Time-Based Options shall be forfeited without the payment of any consideration. All other provisions of the 2011 Option Agreement remain unchanged and in effect. Notwithstanding the foregoing, should the Board, in its discretion, modify the terms of, cancel and reissue or replace, issue new stock-based awards with respect to, or otherwise adjust the terms of the outstanding time-based options held, as of November 14, 2016, by other members of the corporate leadership team, Executive’s Time-Based Options shall be modified, canceled, reissued, replaced, or otherwise adjusted in the same manner to the extent permitted by applicable law and without triggering accelerated taxes or penalties.

(b) Performance-Based Options. The provisions of such Section 7(b) shall remain unchanged and in effect for the 2011 Performance-Based Options and the 2015 Performance-Based Options. All other provisions of the 2011 Option Agreement and the 2015 Option Agreement remain unchanged and in effect.

(c) Common Shares. Pursuant to the terms of Section 7 of the Management Stockholders Agreement, the Company shall repurchase Executive’s 218,712 owned Common Shares for an aggregate repurchase price of $3,600,000, in accordance with the Management Stockholders Agreement, with such repurchase to occur on or prior to January 31, 2017.

7. Release of Claims.

(a) In consideration of, and as a condition precedent to the receipt of, the benefits and payments provided for hereunder, Executive agrees to execute and deliver an agreement providing for the release of claims against the Company in the form of such agreement attached hereto as Exhibit A (the “Release of Claims”). Executive shall execute the Release of Claims no later than 21 days following the Termination Date (and no earlier than the Termination Date), and as provided in such Release of Claims, Executive shall have a period of seven days following the execution of the Release of Claims to revoke said Release of Claims (the end of such seven day period, the “Release Effective Date”), which revocation may be effected by means of a written notice actually delivered to the office of the Chief Legal Officer or General Counsel at the Company’s corporate headquarters within such seven day period, provided that in all events any revocation must be received by the Company during the seven-day revocation period. Any such revocation effected as required under the Release of Claims shall operate to revoke the terms of this Agreement, and Executive shall not be entitled to receive the payments and benefits provided hereunder.

(b) Notwithstanding anything in this Agreement to the contrary, no payments will be made under Section 2(a), Section 2(b) or Section 3 until the first payroll date following the later of (i) the Release Effective Date or (ii) January 1, 2017, with such first payment to include any payments that would otherwise be payable prior to such date.

8. Restrictive Covenants. Executive acknowledges and agrees that Executive remains subject to the restrictive covenants set forth in Sections 8 and 9 of the Employment Agreement and such restrictions are hereby incorporated herein by reference (collectively, the “Restrictive Covenants”).

9. Tax Withholding. Notwithstanding anything herein to the contrary, the Company may withhold from the amounts described herein such Federal, state and local income, employment and other taxes as may be required to be withheld in respect of such payments pursuant to any applicable law or regulation.

10. Employment Relationship. Company and Executive acknowledge that any employment relationship between the Company and its affiliates and Executive terminated on the Termination Date, that they have no further employment relationship except as may arise out of this Agreement and that Executive waives any right or claim to reinstatement as an employee of the Company or any of its affiliates and will not seek employment in the future with Company or its affiliates, unless by mutual consent. Nothing herein shall be construed as voiding Executive’s entitlement to post-termination payments pursuant to this Agreement or Company’s (or any of its affiliates as the case may be) rights pursuant to Sections 8 and 9 of the Employment Agreement.

11. Effect of Agreement; Full Satisfaction; Entire Agreement. The parties agree and understand that other than as specifically amended in this Agreement, the Employment Agreement, the Management Stockholders Agreement, the 2011 Option Agreement, and the 2015 Option Agreement remain unchanged and, except as amended herein, each such agreement remains in full force and effect as written and this Agreement shall be incorporated into and made a part of such agreements as of the date hereof. Executive further acknowledges that the payment and arrangements described herein shall constitute full and complete satisfaction of any and all amounts due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof, and that Executive shall be entitled to no other severance, wages, bonuses, incentive awards, equity awards, stock options, commissions, benefits, or any other compensation of any kind, under the Employment Agreement, the 2011 Option Agreement, the 2015 Option Agreement or any other agreement, except as required by law. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement may not be modified or amended in any way except in writing signed by the parties hereto.

12. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws that would direct the application of the laws of any other jurisdiction).

14. Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15. No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

16. Reliance on Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Agreement and have had the opportunity to have the Agreement explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

17. Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement which are not inconsistent with its terms.

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IN WITNESS WHEREOF, the parties have signed this Agreement on the dates indicated.

EXECUTIVE

Date: 11/14/2016	/s/Michael Mogul
Michael Mogul

DJO GLOBAL, INC.

Date: 11/14/2016	By		/s/Bradley J. Tandy
		Name:	Bradley J. Tandy
		Title:	Executive Vice President, General Counsel & Secretary

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by Michael Mogul (“Executive”).

WHEREAS, Executive and DJO Global, Inc., with offices at 1430 Decision Street, Vista, CA 92081 (the “Company”) entered into a Retirement Agreement and Amendment to Stock Option Agreements (the “Agreement”) dated as of November 14, 2016 that provides Executive certain severance and other benefits in consideration of Executive’s termination of employment with the Company pursuant to Section 7(c) of the Employment Agreement dated as of May 31, 2011 and amended by the Amendment to Employment Agreement dated as of April 9, 2012 (collectively, the “Employment Agreement”);

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 7 of the Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Sections 3, 4, and 6 of the Agreement, Executive agrees as follows:

1. Executive, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees, from any and all claims relating to his employment with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the laws, including the labor laws of any state, including the State of California, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company other than: (i) those benefits set forth enumerated in Sections 3, 4, and 6, of the Agreement and (ii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans in which Executive participated immediately prior to the date of termination of his employment.

2. Executive represents that he has not brought, and covenants and agrees that he will not bring or cause to be brought, any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Company arising out of, connected with or related in any way to his dealings with the Company that occurred prior to the effective date of this Agreement, including, without limitation, his employment or his termination; provided, however, that Executive shall not be prevented from enforcing any rights he may have under the terms of this Release of Claims, in accordance with the Agreement and nothing in this Release of Claims restricts Executive’s communications with any law enforcement or government agency, provided that such communications are consistent with all applicable laws.

3. Executive acknowledges that he is subject to a confidentiality covenant and other restrictive covenants, including, but not limited to, a noncompetition covenant pursuant to Section 8 and Section 9 of the Employment Agreement and hereby reaffirms his obligations thereunder.

4. Nothing in this Release of Claims shall prohibit or restrict Executive from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any self-regulatory organization, any governmental agency or legislative body, including, but not limited to, any legal department within the Company, the Securities and Exchange Commission, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, the Executive shall give prompt prior written notice to the Company’s General Counsel in order to provide the Company reasonable opportunity to take appropriate steps to protect its confidential information to the fullest extent possible.

5. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO 21 DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

6. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Agreement which survive pursuant to this Release of Claims.

Michael Mogul

Date: , 2016